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                                                                   EXHIBIT 12-33

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                             Six                    Year Ended December 31
                                                            Months         ------------------------------------------
                                                            Ended
                                                            6/30/01        2000              1999            1998
                                                            -------        ----              ----            ----

                                                                       (Millions, except for ratio)

Net income.............................................   $        36    $       411      $       434     $       418
                                                          -----------    -----------      -----------     -----------

Taxes based on income:
   Income taxes........................................             5            172              211             260
   Municipal and state.................................             1              3                3               3
                                                           ----------    -----------      -----------     -----------
     Total taxes based on income.......................             6            175              214             263
                                                           ----------    -----------      -----------     -----------

Fixed charges:
   Interest expense....................................           150            277              284             277
   Allowance for funds used during
     construction......................................             -              -                4               -
   Interest factor of rents............................            17             34               34              34
                                                           ----------    -----------      -----------     -----------
     Total fixed charges...............................           167            311              322             311
                                                           ==========    ===========      ===========     ===========

Earnings before taxes based on income
   and fixed charges...................................   $       209    $       897      $       970     $       992
                                                          ===========    ===========      ===========     ===========

Ratio of earnings to fixed charges                               1.25           2.88             3.01            3.19
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